Exhibit 10.8

NEPHROS, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK GRANT NOTICE

Nephros, Inc. (the “Company”), pursuant to its 2024 Equity Incentive Plan (the “Plan”), hereby awards to Participant identified below a Restricted Stock Award for the number of shares of the Company’s Common Stock (the “Restricted Stock”) set forth below (the “Award”). The Award is subject to all of the terms and conditions as set forth in this notice of grant (this “Restricted Stock Grant Notice”) and in the Plan and the Restricted Stock Agreement (the “Award Agreement”), both of which are attached hereto and incorporated herein in their entirety. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Plan or the Award Agreement. In the event of any conflict between the terms in the Award and the Plan, the terms of the Plan shall control unless explicitly otherwise provided.

Participant Name:
ID:
Date of Grant:
Grant Number:	202__-___
Vesting Commencement Date:	_____________, 20_____
Number of Restricted Stock shares:

Vesting Schedule:

[[For a standard 4-year vesting schedule, use the following] [[25%] of the shares of Restricted Stock shall be fully vested on the Vesting Commencement Date, and the remainder will thereafter vest in a series of 12 successive equal quarterly installments commencing on the date that is three months following the Vesting Commencement Date and continuing every three months thereafter until fully vested, subject to Participant’s Continuous Service as of each such vesting date.]

[[For immediately vested shares, use the following] All of the shares of Restricted Stock shall be deemed immediately vested in full on the Vesting Commencement Date.]

[[To be included unless otherwise provided by Board] If both (i) a Corporate Transaction occurs, and (ii) during the time period commencing 90 days prior to the consummation of the Corporate Transaction and ending on the date that is one year following the consummation of the Corporate Transaction, the Company (or its successor) terminates Participant’s Continuous Service for a reason other than Cause, then the vesting of all unvested shares of Restricted Stock shall be immediately accelerated and the Award shall be deemed immediately vested in full.]

Additional Terms and Acknowledgements:

Participant acknowledges receipt of, and understands and agrees to, this Restricted Stock Grant Notice, the Award Agreement, and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Grant Notice, the Award Agreement and the Plan set forth the entire understanding between Participant and the Company regarding the acquisition of the Common Stock pursuant to the Award specified above and supersede all prior oral and written agreements on the terms of this Award with the exception, if applicable, of (i) the written employment agreement, offer letter or other written agreement entered into between the Company and Participant specifying the terms that should govern this specific Award, and (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law.

By accepting this Award, Participant acknowledges having received and read this Restricted Stock Grant Notice, the Award Agreement and the Plan and agrees to all of the terms and conditions set forth in these documents. Participant consents to receive Plan documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

PARTICIPANT	NEPHROS, INC.

By:
Name:	Name:
Title:
Residence Address:

Exhibit A:	Award Agreement
Exhibit B:	2024 Equity Incentive Plan

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EXHIBIT A

NEPHROS, INC.

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Pursuant to the Restricted Stock Grant Notice (the “Grant Notice”) and this Restricted Stock Award Agreement (the “Award Agreement”) and in consideration of your services, Nephros, Inc. (the “Company”) has awarded you (“Participant”) a Restricted Stock Award (the “Award”) pursuant to Section 5(a) of the Company’s 2024 Equity Incentive Plan (the “Plan”) for the number of shares of Restricted Stock indicated in the Grant Notice. Capitalized terms not explicitly defined in this Award Agreement or the Grant Notice shall have the same meanings given to them in the Plan. The terms of your Award, in addition to those set forth in the Grant Notice, are as follows.

1. Grant of the Award. Subject to the terms of this Award Agreement, the Grant Notice and the Plan, the Company hereby grants to Participant an Award with respect to the number of shares of Restricted Stock of the Company set forth on the Grant Notice.

2. Vesting. Subject to the limitations contained herein, your Award will vest, if at all, in accordance with the Vesting Schedule and the Additional Terms and Acknowledgements provided in the Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. Upon such termination of your Continuous Service, the shares of Restricted Stock that were not vested on the date of such termination will be forfeited at no cost to the Company and you will have no further right, title or interest in or to such underlying shares of Common Stock.

3. Number of Shares. The number of shares of Restricted Stock subject to your Award may be adjusted from time to time for Capitalization Adjustments, as provided in the Plan. Any additional Restricted Stock, cash or other property that becomes subject to the Award pursuant to this Section 3 shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other shares of Restricted Stock covered by your Award. Notwithstanding the provisions of this Section 3, no fractional shares or rights for fractional shares of Common Stock shall be created pursuant to this Section 3. Any fraction of a share will be rounded down to the nearest whole share.

4. Transfer Restrictions. Prior to the time that shares of Restricted Stock have become vested pursuant to Section 2 hereof, you may not transfer, pledge, sell or otherwise dispose of this Award or the Restricted Stock issuable in respect of your Award, except as expressly provided in this Section 4. For example, you may not use any shares of unvested Restricted Stock as security for a loan. The restrictions on transfer set forth herein will lapse with respect to any and all shares of Restricted Stock that have vested. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of Common Stock to which you were entitled at the time of your death pursuant to this Award Agreement. In the absence of such a designation, your legal representative will be entitled to receive, on behalf of your estate, such Common Stock or other consideration.

(a) Death. Your Award is transferable by will and by the laws of descent and distribution. At your death, vesting of your Award will cease and your executor or administrator of your estate shall be entitled to receive, on behalf of your estate, any Common Stock or other consideration that vested but was not issued before your death.

(b) Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your Award and Restricted Stock pursuant to a domestic relations order or marital settlement agreement that contains the information required by the Company to effectuate the transfer.

5. Dividends and Voting Rights. Participant shall be entitled to cash dividends and voting rights with respect to the shares of Restricted Stock subject to the Award even though such shares are not vested, provided that such rights shall terminate immediately as to any shares of Restricted Stock that are forfeited following termination of your Continuous Service with the Company.

6. Stock Certificates.

(a) Book Entry Form. The Company shall issue the shares of Restricted Stock subject to the Award either: (a) in certificate form as provided in Section 6(b) below; or (b) in book entry form, registered in the name of the Participant with notations regarding the applicable restrictions on transfer imposed under this Award Agreement.

(b) Certificates to be Held by Company; Legend. Any certificates representing shares of Restricted Stock that may be delivered to the Participant by the Company prior to vesting shall be redelivered to the Company to be held by the Company until the restrictions on such shares shall have lapsed and the shares shall thereby have become vested or the shares represented thereby have been forfeited hereunder. Such certificates shall bear appropriate restrictive legends, including the following legend:

“THE SALE, PLEDGE, HYPOTHECATION, OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY AND ANY INTEREST HEREIN IS, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND NEPHROS, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF NEPHROS, INC.”

(c) Delivery of Certificates Upon Vesting. Promptly after the vesting of any shares of Restricted Stock pursuant to Section 2 hereof, the Company shall, as applicable, either remove the notations on any shares of Restricted Stock issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of shares of Restricted Stock which have vested. The Participant (or the beneficiary or personal representative of the Participant in the event of the Participant’s death or disability, as the case may be) shall deliver to the Company any representations or other documents or assurances as the Company may determine to be necessary or reasonably advisable in order to ensure compliance with applicable laws with respect to the grant of the Award and deliver of shares of Common Stock in respect thereof. The shares so delivered shall no longer be restricted shares hereunder.

7. Execution of Documents. You hereby acknowledge and agree that the manner selected by the Company by which you indicate your consent to your Grant Notice is also deemed to be your execution of your Grant Notice and of this Award Agreement. You further agree that such manner of indicating consent may be relied upon as your signature for establishing your execution of any documents to be executed in the future in connection with your Award.

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8. Award Not a Service Contract.

(a) Nothing in this Award Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Award Agreement or the Plan shall: (i) confer upon you any right to continue in the employ of, or affiliation with, the Company or an Affiliate; (ii) constitute any promise or commitment by the Company or an Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Award Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Award Agreement or Plan; or (iv) deprive the Company of the right to terminate you at will and without regard to any future vesting opportunity that you may have.

(b) The Company has the right to reorganize, sell, spin-out or otherwise restructure one or more of its businesses or Affiliates at any time or from time to time, as it deems appropriate (a “reorganization”). Such a reorganization could result in the termination of your Continuous Service, or the termination of Affiliate status of your employer and (except to the extent specifically provided otherwise either in the Grant Notice or the Employment Letter) the loss of benefits available to you under this Award Agreement, including but not limited to, the termination of the right to continue vesting in the Award. This Award Agreement, the Plan, the transactions contemplated hereunder and the vesting schedule set forth herein or any covenant of good faith and fair dealing that may be found implicit in any of them do not constitute an express or implied promise of continued engagement as an employee or consultant for the term of this Award Agreement, for any period, or at all, and shall not interfere in any way with the Company’s right to conduct a reorganization.

9. Tax Withholding. The Company shall be entitled to require a cash payment by or on behalf of the Participant and/or to deduct from other compensation payable to the Participant any sums required by federal, state or local tax law to be withheld with respect to the vesting of any Restricted Stock. Alternatively, the Participant or other person in whom the Restricted Stock vests may irrevocably elect, in such manner and at such time or times prior to any applicable tax date, to have the Company withhold and reacquire shares of Restricted Stock at their fair market value at the time of vesting to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such vesting. Any election to have shares so held back and reacquired shall be subject to such rules and procedures, which may include prior approval of the Administrator, as the Administrator may impose, and shall not be available if the Participant makes or has made an election pursuant to Section 83(b) of the Code with respect to such Award.

10. Section 83(b) Election for Restricted Stock Award; Independent Tax Advice.

(a) Under Section 83(a) of the Internal Revenue Code (the “Code”), the Participant will be taxed on the shares of Restricted Stock on the date such shares vest as set forth in Section 2 of this Award Agreement, based on the fair market value of such shares on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, as applicable. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any unvested Restricted Stock upon termination of Continuous Service. Under Section 83(b) of the Code, the Participant may elect to be taxed on the shares of Restricted Stock on the Grant Date, based upon their fair market value on such date, at ordinary income rates subject to payroll and withholding tax and tax reporting, rather than when and as the unvested shares of Restricted Stock become vested. If Participant elects to accelerate the date on which he or she is taxed on the Restricted Stock under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Grant Date of the Award and applicable withholding taxes must be paid to the Company at that time.

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(b) There are significant risks associated with the decision to make an 83(b) Election. If the Participant makes an 83(b) Election and the unvested shares of Restricted Stock are subsequently forfeited to the Company, the Participant will not be entitled to recover the taxes paid by claiming a deduction for the ordinary income previously recognized as a result of the 83(b) Election. If the Participant makes an 83(b) Election and the value of the unvested shares of Restricted Stock subsequently declines, the 83(b) Election may cause the Participant to recognize more compensation income than otherwise would have been the case. Alternatively, if the value of the unvested shares of Restricted Stock increases and the Participant has not made an 83(b) Election, Participant may recognize more compensation income than otherwise would have been the case.

(c) The foregoing is only a summary of the federal income tax laws that apply to the Restricted Stock under this Award Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. THEREFORE, THE PARTICIPANT SHOULD SEEK INDEPENDENT ADVICE REGARDING THE APPLICABLE PROVISIONS OF THE FEDERAL TAX LAW AND THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY TO WHICH THE PARTICIPANT IS SUBJECT. By accepting this Agreement, Participant acknowledges and agrees that he or she has either consulted with a competent tax advisor independent of the Company to obtain tax advice concerning the Restricted Stock in light of the Participant’s specific situation or has had the opportunity to consult with such a tax advisor and has chosen not to do so.

(d) The form for making an 83(b) Election is available from the Company. If the Participant determines to make an 83(b) Election, it is the Participant’s responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Grant Date, to deliver to the Company a signed copy of the 83(b) Election, to file an additional copy of such election form with the Participant’s federal income tax return for the calendar year in which the Grant Date occurs and to pay applicable withholding taxes to the Company at that time.

11. Notices. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (i) the date of personal delivery, including delivery by express courier, or delivery via electronic means, or (ii) the date that is five (5) days after deposit in the United States Post Office (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	Nephros, Inc., 380 Lackawanna Place, South Orange, New Jersey 07079, or at such other address as the Company may hereafter designate in writing.

PARTICIPANT:	Your address as on file with the Company at the time notice is given

12. Headings. The headings of the Sections in this Award Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Award Agreement or to affect the meaning of this Award Agreement.

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13. Additional Acknowledgements. You hereby consent and acknowledge that:

(a) Participation in the Plan is voluntary and therefore you must accept the terms and conditions of the Plan and this Award Agreement and Grant Notice as a condition to participating in the Plan and receipt of this Award. This Award and any other awards under the Plan are voluntary and occasional and do not create any contractual or other right to receive future awards or other benefits in lieu of future awards, even if similar awards have been granted repeatedly in the past. All determinations with respect to any such future awards, including, but not limited to, the time or times when such awards are made, the size of such awards and performance and other conditions applied to the awards, will be at the sole discretion of the Company.

(b) The future value of your Award is unknown and cannot be predicted with certainty. You do not have, and will not assert, any claim or entitlement to compensation, indemnity or damages arising from the termination of this Award or diminution in value of this Award and you irrevocably release the Company, its Affiliates and, if applicable, your employer, if different from the Company, from any such claim that may arise.

(c) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(d) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(e) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(f) This Award Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(g) All obligations of the Company under the Plan and this Award Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

14. Governing Plan Document. Your Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Your Award (and any compensation paid or shares issued under your Award) is subject to recoupment in accordance with The Dodd–Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

15. Effect on Other Employee Benefit Plans. The value of the Award subject to this Award Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored by the Company or any Affiliate except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

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16. Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of Delaware without regard to that state’s conflicts of laws rules.

17. Severability. If all or any part of this Award Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Award Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Award Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

18. Amendment. This Award Agreement may not be modified, amended or terminated except by an instrument in writing, signed by you and by a duly authorized representative of the Company. Notwithstanding the foregoing, this Award Agreement may be amended solely by the Board by a writing which specifically states that it is amending this Award Agreement, so long as a copy of such amendment is delivered to you, and provided that, except as otherwise expressly provided in the Plan, no such amendment materially adversely affecting your rights hereunder may be made without your written consent. Without limiting the foregoing, the Board reserves the right to change, by written notice to you, the provisions of this Award Agreement in any way it may deem necessary or advisable to carry out the purpose of the Award as a result of any change in applicable laws or regulations or any future law, regulation, ruling, or judicial decision, provided that any such change shall be applicable only to rights relating to that portion of the Award which is then subject to restrictions as provided herein.

19. Compliance With Section 409A of the Code. This Award is intended to comply with the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4). Notwithstanding the foregoing, if it is determined that the Award fails to satisfy the requirements of the short-term deferral rule and is otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h) and without regard to any alternative definition thereunder), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the earlier of: (i) the fifth business day following your death, or (ii) the date that is six (6) months and one day after the date of the separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

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This Award Agreement shall be deemed to be signed by the Company and the Participant upon the signing or electronic acceptance by the Participant of the Restricted Stock Grant Notice to which it is attached.

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EXHIBIT B

2024 Equity Incentive Plan

[see attached]